EXHIBIT (11)


                 STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE

                     NALCO CHEMICAL COMPANY AND SUBSIDIARIES

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

                                                                      Three Months Ended               Nine Months Ended
(Amounts in thousands,                                                   September 30                    September 30
except per share data)                                           1996             1995             1996             1995
                                                                 ------           ------           ------           -----

Fully Diluted

      Average shares outstanding                                 67,393           67,409           67,318          67,596

      Average dilutive effect of
      assumed conversion of ESOP
      convertible Preferred shares                                7,913            8,024            7,948           8,049

      Additional  shares assuming  exercise of dilutive
      stock options and shares
      contingently  issuable-based  on  the  treasury
      stock  method  using  the
      quarter-end market price, if higher
      than average market price                                     404              418              427             462
                                                               --------         --------         --------        --------

          TOTALS                                                 75,710           75,851           75,693          76,107
                                                               ========         ========         ========        ========

  Earnings from continuing operations                          $ 40,990         $ 35,432         $105,468        $100,729
  Earnings from discontinued operations,
  net of income taxes                                             1,550            5,046            5,829          14,692
                                                                -------         --------         --------        --------

      Net earnings                                               42,540           40,478          111,297         115,421

      Additional ESOP contribution
      resulting from assumed
      conversion, net of taxes                                   (1,126)          (1,144)          (3,399)         (3,502)

  Tax adjustment on assumed
  common dividends                                                 (227)            (197)            (688)           (598)
                                                               --------         --------         --------        --------

      Net earnings to
  common shareholders                                          $ 41,187         $ 39,137         $107,210        $111,321
                                                               ========         ========         ========        ========

Per share amounts:
Earnings from continuing operations                             $  0.52         $  0.45           $  1.34         $  1.26
Earnings from discontinued operations,
net of income taxes                                                0.02            0.07              0.08            0.20
                                                                -------         -------           -------         -------

Net earnings to common shareholders                             $  0.54         $  0.52           $  1.42         $  1.46
                                                                =======         =======           =======         =======

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